Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form N-6 (the “Registration Statement”) of our report dated April 9, 2009, relating to the financial statements of Pruco Life of New Jersey Variable Appreciable Account, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated March 16, 2009, relating to the financial statements of Pruco Life Insurance Company of New Jersey, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

New York, New York
November 30, 2009